Exhibit 10.51
FIVE BELOW, INC. 2022 EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF TIME-BASED RESTRICTED STOCK UNITS AWARD AND
AWARD AGREEMENT (NON-CEO EXECUTIVE OFFICERS)

Five Below, Inc., a Pennsylvania corporation (the “Company”), pursuant to its 2022 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”) this award of Restricted Stock Units (“Restricted Stock Units”). The Restricted Stock Units described in this Notice of Grant of Restricted Stock Units Award (the “Notice”) are subject to the terms and conditions set forth in the Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms used in this Notice and the Agreement will have the meanings defined in the Plan.

Participant:
Grant Date:
Total Number of Restricted Stock Units:
Vesting Schedule:
Subject to the continued service of the Participant through the applicable vesting date described below (each a “Scheduled Vesting Date”), the Restricted Stock Units will vest as follows:

(i)one-third of the Restricted Stock Units subject hereto will vest on the first anniversary of Grant Date;

(ii)one-third of the Restricted Stock Units subject hereto will vest on the second anniversary of Grant Date; and

(iii)one-third of the Restricted Stock Units subject hereto will vest on the third anniversary of Grant Date.

By signing below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Notice. This document may be executed, including by electronic means, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed a single instrument.

FIVE BELOW, INC. PARTICIPANT
Sign: _______________________________ Sign: _______________________________
Name: ______________________________ Name: ______________________________
Title: _______________________________ Date: _______________________________
Date: _______________________________

EXHIBIT A
TO NOTICE OF GRANT OF TIME-BASED RESTRICTED STOCK UNITS AWARD

AWARD AGREEMENT
UNDER THE
FIVE BELOW, INC. 2022 EQUITY INCENTIVE PLAN

1.Award of Restricted Stock Units. Effective as of the Grant Date set forth in the Notice, the Company has granted to the Participant the number of Restricted Stock Units set forth in the Notice, subject to the restrictions and on the terms and conditions set forth in the Notice, the Plan and this Agreement. Each Restricted Stock Unit represents the right to receive one Share at the times and subject to the conditions set forth herein.

2.Vesting of Restricted Stock Units.

a.Subject to the continued service of the Participant with the Company through the relevant vesting date(s), the Restricted Stock Units will become vested in such amounts and at such times as set forth in the Notice. In addition, the Restricted Stock Units may vest on an accelerated basis, to the extent described in the Plan or the Agreement.

b. Solely for purposes of this Agreement, service with the Company will be deemed to include service with an Affiliate of the Company (for only so long as such entity remains an Affiliate of the Company).

c. If the Participant’s continuous service with the Company ceases due to his or her death or Disability, any Restricted Stock Units that are outstanding and unvested immediately prior to the Participant’s cessation of service will vest, provided that such vesting will be subject to the requirement that, within 45 days following the Participant’s cessation of service, the Participant (or the Participant’s personal representative, estate, and/or beneficiaries, if applicable) has executed a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company and such release has become irrevocable. If the release requirements described in this Section 2.c have not been timely satisfied, then any Restricted Stock Units vesting under this Section 2.c and any Shares that would have been issued in respect thereof will be forfeited and the Participant will have no further rights hereunder.

d. Upon the Participant’s Retirement (as defined below) at least nine months following the Grant Date, any Restricted Stock Units that are outstanding and unvested immediately prior to such Retirement will vest, provided that such vesting will be subject to the requirement that, within 45 days following the Participant’s cessation of service, the Participant has executed a general release of claims against the Company and its affiliates in a form reasonably prescribed by the Company and such release has become irrevocable. If the release requirements described in this Section 2.d have not been timely satisfied, then any Restricted Stock Units vesting under this Section 2.d and any Shares that would have been issued in respect thereof will be forfeited and the Participant will have no further rights hereunder. For this purpose, “Retirement” means any cessation of the Participant’s service with the Company after the Participant has fulfilled all of the following conditions: (i) the Participant has provided at least nine months’ notice of resignation (or such lesser period of notice as the Chief Executive Officer and the Board choses to accept), (ii) the sum of the Participant’s age and years of continuous service with the Company is at least equal to 72, and (iii) the Participant has attained age 60, provided in any case that Cause does not then exist for the Participant’s termination.

e. Upon the cessation of the Participant’s service with the Company for any reason, any then unvested portion of the Restricted Stock Units (determined after giving effect to any acceleration of vesting occurring upon such termination, whether occurring pursuant to the Notice, the Participant’s employment agreement, Section 2.c or 2.d above, in the discretion of the Committee or otherwise) will be forfeited automatically.

3.Settlement of Restricted Stock Units.

a.One Share will be delivered with respect to each vested Restricted Stock Unit within sixty (60) days following the applicable vesting date or event (but in no event later than the time required to satisfy the exemption described in Treas. Reg. § 1.409A-1(b)(4)), subject to the requirements of the Plan and this Agreement.

b.The foregoing notwithstanding, the settlement of a Restricted Stock Unit will be governed by this Section 3.b instead of Section 3.a above if the Scheduled Vesting Date for that Restricted Stock Unit is more than 2 1/2 months following the end of both (i) the taxable year of the Company in which the Participant could satisfy the age and service conditions for Retirement, and (ii) the calendar year in which the Participant could satisfy the age and service conditions for Retirement. In that case, one Share will instead be issued in respect of a vested Restricted Stock Unit within sixty (60) days following the earliest of (x) the applicable Scheduled Vesting Date; or (y) the date of the Participant’s death. In addition, in that case, the delivery of Shares under this Section 3.b will be conditioned on the Participant’s continued compliance, through the date of such delivery, with all non-competition, non-solicitation and similar restrictive covenants the Participant has entered into for the benefit of the Company or its Affiliates. If the Participant fails to fully comply with such covenants, such Restricted Stock Unit, any Share distributable in respect thereof and any other rights of the Participant with respect thereto will instead be forfeited. Such forfeiture will be in addition to, not in lieu of, any other remedies available to the Company or its Affiliates for breach of such restrictive covenants.

c.The Restricted Stock Units constitute an unfunded and unsecured obligation of the Company. The Participant shall not have any rights of a stockholder of the Company with respect to the Shares underlying the Restricted Stock Units unless and until the Restricted Stock Units become vested and are settled by the issuance of Shares.

d.Notwithstanding the foregoing, to the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii), Treas. Reg. § 1.409A-2(b)(7)(ii) or any successor provision, the Company may delay settlement of Restricted Stock Units if it reasonably determines that such settlement would violate federal securities laws or any other applicable law.

4.Non-Transferability of Restricted Stock Units. The Restricted Stock Units may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily, by operation of law or otherwise, other than by will or by the laws of descent and distribution.

5.Section 409A.

a.The grant of Restricted Stock Units is intended to be exempt from or compliant with Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of the Restricted Stock Units.

b.If a Restricted Stock Unit is nonqualified deferred compensation subject to Section 409A of the Code, then notwithstanding any contrary provision of the Plan or this Agreement:

i.the Company may unilaterally accelerate settlement of such Restricted Stock Unit in connection with a termination of this arrangement conducted in a manner intended to be consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix) or any successor provision;

ii.if settlement of that Restricted Stock Unit is conditioned on the effectiveness of a release of claims and the period the Participant is afforded to consider that release spans two calendar years, settlement will not occur prior to the second calendar year; and

iii.the settlement of that Restricted Stock Unit may otherwise be accelerated or deferred only in a manner intended to comply with the requirements of Section 409A of the Code.

c.Each payment in any series of installments payments hereunder will be treated as a separate payment for purposes of Section 409A.

6.No Continuation of Service. Neither the Plan nor this Agreement will confer upon the Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge the Participant at any time with or without Cause.

7.The Plan. The Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Restricted Stock Units subject to the terms and provisions of the Plan. Pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Notice or this Agreement.

8.Company Policies. The Participant agrees, in consideration for the grant of the Restricted Stock Units, to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by applicable law, regulation or exchange listing standard.

9.Entire Agreement. The Notice and this Agreement, together with the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersede any prior agreement, written or otherwise, relating to the subject matter hereof.

10.Acknowledgment of Non-Reliance. Except for those representations and warranties expressly set forth in this Agreement, the Participant hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied, including, but not limited to, the accuracy or completeness of such representations, warranties, or statements.

11.Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Agreement without the Participant’s consent, if the amendment does not materially impair the Participant’s rights hereunder.

12.Choice of Law. This Agreement, the interpretation and enforcement thereof and all claims arising out of or relating to this Agreement or the transactions contemplated by this Agreement, whether sounding in tort, contract or otherwise, shall be governed solely and exclusively by, and construed in accordance with, the laws and judicial decisions of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws and judicial decisions of any jurisdiction other than the Commonwealth of Pennsylvania.

13.Forum Selection. All actions and proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be heard and determined solely and exclusively in the United States District Court for the Eastern District of Pennsylvania and any federal appellate court therefrom. If and only if the United States District Court for the Eastern District of Pennsylvania shall decline to accept jurisdiction over a particular matter, all actions and proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be heard and determined solely and exclusively in the Court of Chancery of the State of Delaware. If and only if both the United States District Court for the Eastern District of Pennsylvania and the Court of Chancery of the State of Delaware shall decline to accept jurisdiction over a particular matter, all actions and proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be heard and determined solely and exclusively in any state court within the State of Delaware.

14.Waiver of Jury Trial. Each party hereby waives its right to a jury trial of any and all claims or cause of actions based upon or arising out of this Agreement or the transactions contemplated by this Agreement. Each party hereby acknowledges and agrees that the waiver contained in this Section 14 is made knowingly and voluntarily.

15.Headings. The headings in this Agreement are for convenience only. They form no part of the Agreement and will not affect its interpretation.

16.Tax Withholding. The Participant acknowledges that the issuance of Shares hereunder will give rise to taxable income which may be subject to required withholding. In accordance with Section 19 of the Plan, the obligations of the Company hereunder are conditioned on the Participant timely paying, or otherwise making arrangements satisfactory to the Company regarding the timely satisfaction of, any such required withholding.

17.Electronic Delivery of Documents. The Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to the Restricted Stock Units and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site or the website of a third-party administrator designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

18.Further Assurances. The Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company to implement the provisions and purposes of this Agreement and the Plan.